EXHIBIT 23.1

Board of Directors
AmeriChip International Inc.
Plymouth, MI

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of AmeriChip International Inc. as of November 30, 2005 and 2004, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmeriChip International Inc. as of November 30, 2005 and 2004 and the results of its operations, stockholders’ equity (deficit) and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding the resolution of this issue are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Notes 2, 5 and 6, errors resulting in the understatement of previously reported net losses at November 30, 2005 were discovered by management subsequent to the issuance of the Company’s November 30, 2005 and 2004 financial statements. These errors were due to the Company originally reflecting the exercise of stock options related to the payment of consulting services at negotiated values rather than fair market value on date of issuance. Accordingly, an adjustment has been made to the accompanying financial statements as of November 30, 2005 to correct these errors.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
February 24, 2006, except for Notes 2, 5 and 6, which are dated February 23, 2007